Exhibit 10.3

HIBBETT SPORTS, INC.
 NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT
(INITIAL GRANT, SERVICE REQUIREMENT)

NOTE:  This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Award in accordance with the Company’s 2012 Non-Employee Director Equity Incentive Plan.

THIS AGREEMENT (“Agreement”) is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Hibbett Sports, Inc. (together with its subsidiaries, “Company”).

A.           The Company maintains the 2012 Non-Employee Director Equity Incentive Plan (“Plan”).

B.           The Participant has elected to receive a Restricted Stock Unit Award under the Plan.

C.           Key terms and important conditions of the Award are set forth in the cover letter (“Grant Letter”) which was delivered to the Participant at the same time as this document.  This Agreement contains general provisions relating to the Award.

IT IS AGREED, by and between the Company and the Participant, as follows:

1.           Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)           The “Participant” is the individual named in the Grant Letter.
(b)           The “Grant Date” is the date of the Grant Letter.
(c)           The “Units” means an award denominated in shares of the Company’s Stock as specified in the Grant Letter.
(d)           The “Service Requirement” shall begin on the Grant Date and extend until the first anniversary of the Grant Date.  A Participant must serve as a Board member during the entire period of the Service Requirement.
(e)           The “Restricted Period” shall begin on the Grant Date and extend until the dates and/or events specified in any applicable election form completed by the Participant.

Other terms used in this Agreement are defined elsewhere in this Agreement or in the Plan.

2.           Award. Subject to the terms and conditions of this Agreement, the Participant is hereby granted the number of Units set forth in paragraph 1.

3.           Settlement of Awards. The Company shall deliver to the Participant one share of Stock for each vested Unit, as determined in accordance with the provisions of Grant Letter and this Agreement.

4.           Time of Payment. Except as otherwise provided in this Agreement, payment of Units vested in accordance with the provisions of paragraph 5 will be delivered as soon as practicable after the end of the Restricted Period; provided that any delivery of shares shall occur within the period permitted under applicable Treasury Regulations pursuant to Section 409A of the Code.

5.           Vesting and Forfeiture of Units. Units shall vest upon the completion of the Service Requirement, and the Participant shall be entitled to settlement on Units, when the Restricted Period, if any, has ended.  In the absence of a Restricted Period, the Participant shall be entitled to settlement on Units following the completion of the Service Requirement.  Except in the situations described below, if the Participant does not complete the Service Requirement, then Units shall be forfeited.

(b)           Units shall vest prior to the end of the one year Service Requirement, in the following situations:

(i)	If the Participant’s ceases to serve on the Board by reason of the Participant’s death; or

(ii)
If (x) a Change in Control occurs prior to the end of the one-year Service Requirement, (y) the Participant’s termination of service as a Director does not occur before the Change in Control date, and (z) the Board determines to accelerate such vesting, then the Units vest as of the date of the Change of Control.

6.           Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  The Company is entitled to (a) withhold and deduct from future fees of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company.  Subject to such rules and limitations as may be established by the Committee from time to time, the withholding obligations described in this Section 6 may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, including shares of Stock to be settled under this Agreement.

7.           Transferability. Units may not be sold, assigned, transferred, pledged or otherwise encumbered.  Transfers at death are governed by paragraph 8(c) below.

8.           Binding Effect; Heirs and Successors.

(a)           The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b)           This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c)           If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.           Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding on all persons.  Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more Board members or any other person or persons selected by the Board.

10.           Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief Financial Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

11.           No Implied Rights.

(a)           The award of Units will not confer on the Participant any right with respect to continuance of service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s service at any time.

(b)           The Participant shall not have any rights of a shareholder with respect to the Units until shares of Stock have been duly issued following settlement of the Award as provided herein.

12.           Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

13.           Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

14.           Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the State of Alabama without giving effect to the choice-of-law provisions thereof.  The Circuit Court of the City of Birmingham and the United States District Court, Northern District of Alabama, Birmingham Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement.  The parties hereby consent to the jurisdiction of such courts.

END OF EXHIBIT 10.3